Exhibit 99.2

News Release
QEP Resources, Inc.
1050 17th Street, Suite 500
Denver, CO 80265

February 22, 2011

NYSE: QEP

Contact: Scott Gutberlet

Phone: 303-672-6988

QEP RESOURCES REPORTS 2010 PRODUCTION; YEAR-END RESERVES; AFFIRMS 2011

PRODUCTION GUIDANCE AND PROVIDES AN OPERATIONS UPDATE

DENVER - (PR NEWSWIRE), February 22, 2011 - QEP Resources (NYSE: QEP) today reported 2010 production, year-end 2010 proved reserves, and provided an update on recent well results and midstream operations. This update precedes the release of the company’s fourth quarter and full-year financial results which will be issued after the market close on February 23. QEP will also hold a conference call at 11:00 am ET on February 24 to discuss fourth quarter and full-year 2010 results. A live webcast of the call will be available on the QEP Resources website, www.qepres.com. A replay of the teleconference will be available on the website and from February 24 to March 10 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S., and then entering passcode 34548165#. In addition, updated maps showing QEP Energy’s leasehold and current activity for key operating areas discussed in this release can be found on the company’s website.

QEP 2010 production totaled 229 Bcfe, up 21% from 2009

QEP Resources exploration and production subsidiary, QEP Energy, reported production of 229.0 Bcfe in 2010 compared to 189.5 Bcfe in 2009, a 21% increase. Crude oil and natural gas liquids comprised 11% of 2010 equivalent production. For the fourth quarter 2010, QEP Energy production was 62.1 Bcfe, a 12% increase year-over-year and a 1% increase over third quarter 2010 volumes. QEP Energy’s December 2010 average daily production was 721 MMcfed, a record monthly average rate. Production growth in 2010 was driven by development activities in the company’s Midcontinent region where aggregate Haynesville Shale, Granite Wash/Atoka Wash, and Woodford “Cana” Shale production was up 37%, from Pinedale where production was up 11%, and from the Bakken/Three Forks oil play in North Dakota where production was up 366%.

“QEP continued to deliver profitable growth in 2010,” said Chuck Stanley, QEP Resources President and CEO. “Our asset managers replaced 205% of our record 2010 production and increased proved reserves to 3.03 Tcfe. In spite of upward pressure on service costs, our drilling and completion teams continued to drive down completed well costs in our core producing areas. In late December, our Field Services team completed construction of the 150 MMcf per day Iron Horse cryogenic gas processing plant and successfully commissioned the facility in early January. We are now focused on 2011, as we strive to allocate capital to our highest return oil and liquids-rich gas plays while continuing to drive down costs in our core dry gas producing areas,” Stanley added.

Year-end 2010 proved reserves increased 10%

QEP’s estimated proved reserves totaled 3.03 Tcfe at December 31, 2010, up 10% from year-end 2009. Excluding price-related revisions, QEP replaced 205% of 2010 production. Including price-related revisions, the reserve replacement ratio was 227%. Approximately 86% of total proved reserves at year-end 2010 were natural gas compared to 92% at year-end 2009. The 88% increase in total proved oil, condensate, and NGL reserves was driven by strong results from QEP’s horizontal development program in the Bakken/Three Forks play. Total proved undeveloped reserves comprised 1.42 Tcfe, or 47% of the total. The change in reported quantities of proved reserves from year-end 2009 is summarized in the table below:

Total proved reserves at December 31, 2009	2,746.9	Bcfe

Extension, discoveries and additions	441.8
Performance revisions	28.1
Price-related revisions	50.5
Purchase of reserves in place	0.2
Sale of reserves in place	(7.8)
Production	(229.0)

Total proved reserves at December 31, 2010	3,030.7	Bcfe

Details on year-end 2010 proved reserves by Division or Region, proved reserve category, and percentage of total proved reserves comprised of crude oil and NGL (liquids) are as follows:

	Totals		% of Total	PUD %	% Liquids
Pinedale	1,348.9		44%	55%	5%
Legacy	298.5		10%	47%	57%
Uinta	212.8		7%	0%	35%
Midcontinent	1,170.5		39%	46%	10%

	3,030.7	Bcfe	100%	47%	14%

The trailing 12-month weighted average prices used to estimate QEP’s year-end 2010 proved reserves were $3.85/MMBtu for natural gas and $59.23/bbl for crude oil and NGL’s. These prices are 26% higher than the average price used for natural gas and 30% higher than the average crude oil and NGL prices used to estimate year-end 2009 proved reserves. QEP’s estimated proved reserves at December 31, 2010 were prepared by Ryder Scott Company L.P., independent petroleum engineers, in accordance with Securities and Exchange Commission regulations.

QEP affirms 2011 production forecast of 258 - 265 Bcfe

The company estimates 2011 production could range from 258 to 265 Bcfe, up 13 to 16% from 2010 production of 229.0 Bcfe. This guidance remains unchanged from the original guidance issued on November 16, 2010.

Haynesville Shale in NW Louisiana accelerates production

Since the last operations update, QEP has completed and turned to sales 19 additional company-operated Haynesville wells, each with strong production rates and pressures. QEP’s 49,600 net acres are in a concentrated area located in the core of the Haynesville development. In 2010, QEP averaged 37 days from spud to total depth on company-operated Haynesville wells and improved drilling performance has translated directly into lower well costs. QEP-operated gross completed well costs averaged $9.3 million in 2010 and the average of the last 8 wells drilled and completed has been $8.5 million. QEP currently has 13 operated wells waiting on completion and 6 operated rigs working in the Haynesville play. The company also participated in 22 outside-operated Haynesville wells that were completed and turned to sales. Working interest in these wells ranged from 0.3% to 50%. QEP has interests in 18 outside-operated Haynesville wells that are waiting on completion and one outside-operated well currently being drilled. For December 2010, the company’s Haynesville production averaged approximately 235 MMcfd and Cotton Valley/Hosston production averaged approximately 61 MMcfd.

Consistent low-cost Pinedale production growth continues

The company has completed and turned to sales 12 new wells at Pinedale since the last operations update, for a total of 103 new well completions in 2010. QEP currently has 46 operated wells waiting on completion. Due to winter weather conditions, the company discontinues completion operations during the coldest months of the winter, while drilling activity continues. Improved drilling performance has translated directly into lower Pinedale well costs, with 2010 drill times averaging 17 days from spud to total depth with resultant average gross completed well costs of $3.9 million. QEP’s Pinedale production averaged approximately 201 MMcfed for December 2010. The company has 5 rigs currently working at Pinedale.

Liquids-rich Granite Wash and Atoka Wash horizontal development in the Texas Panhandle

Since the last operations update, the company has completed and turned to sales 3 additional QEP operated horizontal wells in Wheeler County, TX:

Well Name	Formation	First Sales	Working Interest	Peak Daily Rate (gross after processing)
Moore 10 #2H	Atoka	Dec 10, 2010	99%	11.3 MMcfed (8.3 MMcf, 459 Bbls NGL, 46 Bbls oil)
Puryear 8013H	Caldwell	Dec 21, 2010	100%	15.7 MMcfed (6.8 MMcf, 1,116 Bbls NGL, 371 Bbls oil)
Barrett 10 #1H	Atoka	Jan 21, 2011	100%	5.7 MMcfed (3.2 MMcf, 319 Bbls NGL, 97 Bbls oil)

QEP has approximately 41,000 net acres in the “Wash” plays in the western Anadarko Basin including 27,000 acres in the Texas Panhandle. During December 2010, production from this play (vertical and horizontal wells) averaged approximately 40 MMcfed. The company is currently drilling 3 wells and has 2 wells waiting on completion. QEP is also participating in one outside-operated well currently being drilled and has interests in 8 outside-operated wells waiting on completion. QEP has a working interest in a total of 28 producing horizontal Granite Wash/Atoka Wash wells and anticipates operating at least 3 rigs in this play during 2011.

Industry activity ramping up in the Woodford “Cana” Shale play

QEP has completed and turned to sales 2 new QEP-operated Woodford “Cana” Shale wells in western Oklahoma:

Well Name	First Sales	Working Interest	Peak Daily Rate (gross after processing)
Stroud 1-3H	Oct 19, 2010	72%	6.1 MMcfed (2.8 MMcf, 373 Bbls NGL, 170 Bbls oil)
Hays 1-28H	Nov 28, 2010	99%	4.9 MMcfed (3.2 MMcf, 268 Bbls NGL, 11 Bbls oil)

QEP has 3 operated wells currently being drilled and 5 operated wells waiting on completion in the Woodford “Cana” Shale play. The company currently operates 11 producing wells and has a non-operated working interest in over 90 producing wells in the play. The company also has interests in 15 wells currently being drilled and 24 wells waiting on completion that are operated by others. The areal extent of the play has expanded to the northwest as additional economic wells have been completed outside QEP’s interpretation of the original “core” or “Tier 1” area. QEP production from the play averaged approximately 47 MMcfed for the month of December 2010 and the company anticipates operating 3 rigs in the play in 2011.

Bakken/Three Forks production grows on company’s 89,000 acre North Dakota leasehold

QEP has completed and turned to sales 2 additional operated wells in the Williston Basin of North Dakota:

Well Name	First Sales	Working Interest	Peak Daily Rate
MHA 1-29-30H-150-90	Nov 25, 2010	100%	1,151 Boepd *
MHA 1-32-31H-150-90	Feb 7, 2011	93%	1,459 Boepd *

*	Long lateral Bakken

QEP has 2 company-operated rigs drilling and 3 wells waiting on completion in the play. The company also has interests in 7 outside-operated wells currently being drilled and 6 outside-operated wells waiting on completion. The company operates 11 producing wells in the play and has a working interest in 57 producing wells that are operated by others. For December 2010, QEP’s production from the Bakken play averaged approximately 2,700 Boepd. The company anticipates adding a third QEP-operated rig in the Bakken play before the middle of 2011 to accelerate development of QEP’s acreage position.

Other exploratory and development plays

QEP has built a 154,600 net acre leasehold position in the liquids rich plays of the eastern Rockies with multiple play concepts to test. In mid-December of 2010, QEP completed its first well in the Niobrara play in the DJ Basin of southeastern Wyoming. After production testing, the company determined that the Borie 16-4H was uneconomic and will be plugged and abandoned. The well tested a chalk interval in the Niobrara on a large structural closure on the western edge of the DJ Basin.

QEP Field Services 2010 gathering volumes up 15%, fee-based processing volumes up 8%, Iron Horse gas processing plant complete and in service

QEP Field Services gathering volumes totaled 475.7 million MMBtu for 2010 compared to 413.8 million MMBtu for 2009, a 15% increase. Fee-based processing volumes totaled 226.2 million MMBtu in 2010 compared to 210.0 million MMBtu in 2009, an 8% increase.

Construction of the 150 MMcfd Iron Horse cryogenic gas plant in eastern Utah was completed in December and the plant became fully operational in mid-January of 2011. The Iron Horse Plant provides fee-based processing services to third-party customers in the Uinta Basin. Construction of the 420 MMcfd Blacks Forks II cryogenic gas processing plant in southwest Wyoming is approximately 50% complete and is on schedule for completion in the 4th quarter of 2011. When operational, the Blacks Fork II plant will have the capacity to extract an incremental 15,000 bbl per day of NGL net to QEP Resources. With the addition of the Blacks Fork II plant, QEP Field Services will own and operate processing plants in the Rocky Mountain region with an aggregate capacity of 1.37 Bcfd of natural gas.

About QEP Resources

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States. The company also gathers and processes natural gas. QEP Resources is headquartered in Denver, CO. For more information, visit the company’s website at www.qepres.com.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to general economic conditions, including the performance of financial markets and interest rates; changes in industry trends; changes in laws or regulations; and other factors, most of which are beyond the control of QEP Resources.

QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this release, in other documents, or on the website at www.qepres.com to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.